DENTSPLY INTERNATIONAL

Moderator: Bret Wise

10-29-08/7:30 a.m. CT

Confirmation # 1471266

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

October 29, 2008

8:30 a.m. EST

Operator: Good day and welcome to the DENTSPLY International 2008 third quarter earnings conference call. Today’s conference is being recorded.

At this time, I would like to turn the conference over to Mr. Bret Wise, the Chairman, Chief Executive Officer and President. Please go ahead, sir.

Bret Wise: All right. Thank you and good morning, everyone. Thank you for joining us on our third-quarter conference call.

This is Bret Wise, Chairman and Chief Executive Officer. And also with us today are Chris Clark, our Executive Vice President and Chief Operating Officer, and Bill Jellison, our Senior Vice President and Chief Financial Officer.

I’d like to begin today’s call with some overview comments regarding our results for the quarter. And then Bill Jellison will provide you with some more detailed insights on the financial results. And then following our formal remarks, the three of us will be pleased to answer any questions that you may have.

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

10-29-08/7:30 a.m. CT

Confirmation # 1471266

Before we get started, it’s important to note that this conference call may include forward-looking statements involving risks and uncertainties. These should be considered in conjunction with the risk factors and uncertainties described in the Company’s most recent annual report on Form 10-K, our periodic reports on Form 10-Q, our press releases and our conference-call transcripts, all of which have been filed with the SEC. This conference call in its entirety will be part of an 8-K filing that will be available on our website later this week.

Well, last night we were very pleased to announce record results for our third quarter with sales increasing almost 10 percent, and earnings increasing double digits. Given the instability in the world’s financial markets this quarter and the fact that we now know that many of the economic markets we participate in probably contracted in Q2 and perhaps again in Q3, we believe these results are strong indicators of the sustainability of our business model.

For the third quarter, our sales rose 8.6 percent to $530 million and gained 9.6 percent excluding precious metals, to $488 million. This sales growth reflects both a very broad dental consumable mix, but also a balanced global portfolio, both of which we view as the key strength of our company.

Internal growth for the quarter ex PM was 5.4 percent, while acquisitions added 1.0 percent and currency added 3.2 percent. So on a constant currency base our growth was about 6.4, 6.5 percent.

On a regional basis, the U.S. internal growth improved to 4.1 percent while Europe continued to have strong internal growth of 6.8, albeit slower than we had seen it earlier this year, and the rest of the world internal growth was 5.7, led by continued strong performance in Asia and Australia.

Growth in the U.S. was very balanced with mid single-digit growth in each of our chair-side consumables, specialty products and lab product categories with negative growth in our non-

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

10-29-08/7:30 a.m. CT

Confirmation # 1471266

dental business. As discussed in our second-quarter call, we did implement price increases in our chair-side consumable lines. These are the lines that sell through distributors, as planned on Oct. 1. These increases were slightly higher than historical levels, and we did see increased demand by many of our dealers to buy ahead of these increases. Accordingly, in those categories, we believe we had increased sales in the third quarter that will likely come out of the fourth-quarter sales.

Overall we saw strong growth in our global implant business, which had internal growth in the low double digits. Our orthodontic business continued a very strong string of results and had high single-digit internal growth. And we also saw some improvement in our global chair-side consumable line.

Speaking of market trends, I think it’s fair to say we’ve seen early signs of some market slowing in Europe, probably similar to the market reaction we saw in the U.S. earlier in the year, but less severe at this point. In the U.S. it’s clear that high end discretionary procedures have slowed. In our view that will continue to lag for the next several quarters. We believe that office visits have probably slowed somewhat in the U.S. in addition to some downgrading procedures to lower-cost alternatives.

For us, I think this means a couple things. First, we would expect the near-term growth trends for the industry to slow a point or two off the historical four to five percent global benchmark that we have, at least for the next couple quarters. I think we’re probably seeing that now, however it’s important to note that we expect the market to continue to grow throughout the economic cycle, just a bit slower than we have seen for the last couple years.

Second, we would expect the slowing in the growth of specialty procedures to continue. However in our own case we expect that we can continue to take some share, which should mitigate that to

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

10-29-08/7:30 a.m. CT

Confirmation # 1471266

some extent. Of course we’ve taken these matters into account in our forecasting, and it’s reflected in outlook statements that we’ll make today.

Earnings for the quarter were very strong at 44 cents on a GAAP basis. This quarter there are a number of moving parts in the income statement, which Bill will cover in detail. However removing the restructuring, and other charges and the favorable tax adjustments, our non-GAAP earnings came in at 46 cents a share, which is an 18 percent improvement over the third quarter last year.

We had very strong margin growth at both the gross margin and operating lines. Operating margins on a non-GAAP basis improved 80 basis points for the quarter, and 70 basis points year-to-date.

I think it’s fair to say we’re managing the business conservatively given the unknown circumstances and the global economy, resulting in strong operating leverage through our income statement.

From a capital perspective late in the quarter we were pleased to announce that our Board had approved an 11 percent increase in our annual dividend. This reflects both the strong operating performance we’ve had plus continued confidence in the business. Also, late in the quarter, we did suspend temporarily our share buy-back program to avoid putting further stress on our banks. Today we have approximately $600 million in immediate liquidity, including cash balances and available credit lines. So we think we have ample liquidity, which should allow us to take advantage of any situations that arise. We continue to have about three million shares available under our authorization and we expect to reinstitute that program when the financial markets become more stable.

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

10-29-08/7:30 a.m. CT

Confirmation # 1471266

We’re very pleased with our performance through 2008 to date. We recorded internal growth of 5.7%, total growth of 14.7% and earnings-per-share on a non-GAAP basis were up 18.2% to $1.43 per share despite some pretty difficult economic circumstances.

Looking forward, our current forecast for internal growth for the full year is now five to five-and-a-half percent. This guidance reflects the matters we’ve covered today including the price increase pre-buy activity, which probably moved some sales from Q4 to Q3, particularly in the U.S. and Europe. In addition, late in the third quarter our contract manufacturer for injectable anesthetic for the U.S. market informed us of a plant outage that is extended in the fourth quarter. At this point it is not certain that we’ll have product necessary to meet demand in the fourth quarter, which may reduce our total internal growth rate in the quarter by as much as three-quarters of a percentage point. We believe this is a temporary situation and would expect to be back in full supply either late in the quarter or by year-end; however, it’s likely to suppress our internal growth rate in Q4, again especially in the U.S.

So all told, we believe the growth in the global dental industry is developing probably about as we would expect it to in an economic slowdown as we’ve seen. It’s highly resistant in many ways, but not completely immune. With lower consumer spending in the next couple quarters, we would expect the growth in the dental demand would slow, but remain positive. In addition, rapid swings in international currency markets will continue to have an impact on our results.

Our earnings performance, thus far this year, have been quite strong. Our outlook continues to be favorable. Accordingly we’re reconfirming our full-year earnings guidance of $1.86 to $1.91 per diluted share. We started the year with guidance of $1.83 to $1.88 and are pleased to now be looking towards to the upper end of that range or perhaps even higher. Just as a reminder, our guidance is on a non-GAAP basis, so it excludes restructuring, tax adjustments and gains we expect to recognize this year on the adoption of SFAS 157, which we did recognize in fact in the second quarter.

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

10-29-08/7:30 a.m. CT

Confirmation # 1471266

We’re currently in our planning cycle for 2009, and as we’ve done in the past, we’ll announce our earnings guidance for next year on our year-end call, which is in early February.

So at this time I’d like to turn the call over to Bill who will provide you with some additional insights on our quarter results. And then of course the three of us will be glad to answer any questions you may have. Bill?

Bill Jellison: Good morning, everyone. Net sales for the quarter of 2008 increased by 8.6 percent in total, and increased by 9.6 percent, excluding precious metals. The sales increase ex precious metals for the quarter included a 5.4 percent increase from internal growth, one percent from acquisitions, and a 3.2 percent increase from foreign-exchange translations.

Our year-to-date increase in sales, ex precious metals, is 14.7 percent and includes internal growth of 5.7 percent, acquisition growth of 2.4 percent, and increase from foreign-exchange translation of 6.6 percent. The year-to-date geographic mix of sales, ex precious metals, in 2008, included the U.S. at 39 percent. Europe represented 41 percent, and the rest of the world was 20 percent.

The U.S. dollar, while recently strengthening, was still weaker in the third quarter compared to last year. This continued to benefit sales growth and also slightly benefitted earnings in the period. Net purchase-price variances caused by the weak dollar, and higher interest expenses from our net investment hedges, are once again offsetting most of the favorable foreign-exchange translation benefits on income in the period.

Gross margins as a percent of sales, ex precious metals, in the third quarter were 57.4 percent, an improvement of 60 basis points over the third quarter of 2007. Margin rates compared to last year’s third quarter were positively impacted in the quarter compared to the same period last

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

10-29-08/7:30 a.m. CT

Confirmation # 1471266

year, due to a positive product-line mix as we benefitted from strong implant and restorative product growth and improving efficiencies offset somewhat by negative purchase-price variances caused by a weaker dollar in the third quarter.

SG&A expenses were $180.7 million or 37 percent of sales, ex precious metals, in the third quarter of 2008, versus 37.2 percent in last year’s third quarter. SG&A expenses as a percent of sales were slightly lower in the period as we were able to better leverage expenses with the strong sales growth in the period. While additional recent investments have been made in SG&A to continue to drive future sales growth, we remain vigilant in controlling our expenses especially during more volatile economic periods.

During the third quarter of 2008, we also incurred $18.5 million of restructuring and other costs primarily associated with litigation costs, including the settlement of two suits related to our anti-trust litigation on our tooth distribution.

Operational margins for the quarter were 15.3 percent compared to 16.9 percent in the third quarter of last year. Operating margins based on sales, excluding precious metals, were 16.6 percent compared to 18.5 percent last year in the same period. On a non-GAAP basis, excluding restructurings and other costs in both periods, operating margins based on sales, excluding precious metals, for comparative purposes, were 20.4 percent in the third quarter of 2008 and 19.6 percent in 2007, an 80 basis-point improvement. DENTSPLY’s operating margins benefitted from a positive product-line mix and also benefitted from the lower rate of SG&A expenses.

Net interest and other expense in the third quarter of 2008 was $5.7 million compared to an expense of $0.7 million in the third quarter last year. Higher net-interest expense had the largest impact;, however, we also had a loss on exchange in the period as well. The sharp divergence of lower U.S. dollar interest rates versus relatively higher euro and Swiss franc rates, combined with the weaker U.S. dollar, were the primary causes of this change.

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

10-29-08/7:30 a.m. CT

Confirmation # 1471266

The impact of the Company’s net investment hedges typically move in the opposite direction of currency moves, reducing some of the volatility caused by movement in exchange rates on the Company’s income and equity.

Net interest expense is expected to continue to run higher in the fourth quarter, but would be reduced in the future if the gap between European and U.S. rates narrowed. Recently foreign-exchange rates have been very volatile. The dollar has strengthened, the yen has strengthened further, and most other currencies, including the euro and Swiss rates, have weakened, some quite significantly. Based on these rapid movements and the fact that U.S. and European interest rates have not yet narrowed, we could be faced with a negative exchange rate impact of as much as two to three cents per share in the fourth quarter.

The corporate tax rate in the quarter was 12.2 percent compared to 19.7 percent in the third quarter of 2007. The tax rate this quarter includes the benefit of the resolution of both State and Federal tax items. The year-to-date operational tax rate is approximately 27.1 percent. This rate reduction includes the benefits of both a lowering of the German corporate tax rate, which became effective as of January 2008, and of a global business income-tax reorganization, which was recently completed. We believe we will be able to keep the full year 2008, and next year tax rate, at or below this level.

Net income in the third quarter of 2008 was $66 million or 44 cents per diluted share, compared to $65.7 million or 42 cents per diluted share in the third quarter of 2007. Earnings excluding restructuring and other costs, and income-tax related adjustments, were $69.3 million or 46 cents per diluted share in 2008 compared to $61 million or 39 cents per diluted share in the third quarter of 2007. This represents a 17.9 percent increase in our earnings-per-diluted-share on an adjusted non-GAAP basis for the third quarter of 2008.

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

10-29-08/7:30 a.m. CT

Confirmation # 1471266

Cash flow from operating activities were $236 million in the first nine months of 2008, compared to $257 million in the same period last year. The cash flow for the first nine months of 2008 was lower than last year due to both lower tax payment outflow in 2007 and accounts-receivable days starting out at a much lower level at the beginning of 2008, versus the beginning of 2007. Without the lower tax payment outflow in 2007, cash flow would have increased slightly in 2008 year-to-date.

Capital expenditures were $55 million in the first nine months of 2008, while depreciation and amortization were $43 million in the period.

Inventory days were 94 at the end of the third quarter of 2008, compared to 106 days at the end of the third quarter last year, and 95 days at the end of 2007. Inventory is well-positioned at the end of the third quarter and they should improve a little further by year-end. Receivable days were 59 days at the end of the third quarter in 2008, which again is slightly better compared to 60 days at the end of the third quarter last year, but higher than the low 51-day level at the end of 2007.

At the end of the third quarter of 2008, we had $245 million in cash and short-term investments. Total debt was $404 million at the end of the third quarter.

DENTSPLY has repurchased $100 million of stock, or approximately 2.5 million shares, at an average price of $39.57 so far in 2008. In the third quarter we had some repurchase activity early in the quarter. However, late in the quarter when the financial crisis occurred, we suspended our repurchase activity to maintain liquidity and avoid drawing additional amounts on our bank lines in support of our banking partners.

The Company has current authorization to maintain up to 17 million shares of treasury stock under this authorization. We still have approximately three million shares available for

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

10-29-08/7:30 a.m. CT

Confirmation # 1471266

repurchase. We will continue to monitor the financial market, and when conditions improve we expect to resume our repurchase activity.

Finally as Bret noted, we are reconfirming our 2008 full-year guidance of $1.86 to $1.91 for earnings per diluted share. Guidance for 2008 excludes income-tax related adjustments, restructuring and other costs and the benefit from the provisions of SFAS 157.

That concludes our prepared remarks. Thanks for your support, and we’d be glad to answer any questions you may have at this time.

Operator: Thank you very much. Ladies and gentlemen, today’s question-and-answer session will be conducted electronically. If you’re joining us on a speakerphone, please make sure your mute function is off to allow your signal to reach our equipment. If you would like to ask a question, you may do so by pressing the star or the asterisk key followed by the digit one on your touchtone phone. Again that is star one if you have a question. We’ll pause for just a moment and assemble our queue.

Our first question will come from Eric Lo of Merrill Lynch. Please, go ahead.

Eric Lo: Good morning, guys.

Bret Wise: Good morning, Eric.

Eric Lo: I wanted to talk a little bit about Q4 and perhaps even 2009. I know you guys aren’t giving guidance right now, but if organic growth were to slow faster than expected, how quickly do you think you guys could realign the cost structure to maintain plausibility?

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

10-29-08/7:30 a.m. CT

Confirmation # 1471266

Bret Wise: History has shown we can adapt pretty quickly. I must say that what’s happened in the last 30 days in the financial markets, as well as the currency markets, has been extraordinary, and we would not have anticipated that. So, things are moving rapidly, but past experience would tell us we can adjust reasonably quickly, Eric, and to preserve earnings power of the Company. The one caveat I would have on that is the currency movement, which Bill described, that’s a little bit hard to adjust to as fast as they have moved.

Eric Lo: Would the focus be on top-line growth next year, or would it be on bottom-line possibility and bottom-line earnings growth?

Bret Wise: Well, when we do our call in early February, we’ll give you our guidance for 2009. Obviously at that point we’ll have a much better view of the market that we’re going to participate in next year, and I think it’s probably premature to try to set forth goals for next year at this point.

Eric Lo: You guys had a large restructuring charge in Q3 of a little over $18 million. What was that related to specifically?

Bret Wise: Well, I think as Bill commented, that was primarily the settlement of two law suits we had that related to the anti-trust matter that first arose in the early ‘90s.

Eric Lo: OK. So it was all settlement charges as opposed to cost reductions from SG&A or from the business?

Bret Wise: It was primarily those settlements.

Eric Lo: OK, great. And I know you guys were investing in additional sales people in the quarter. Can you comment on what type of impact that had specifically on SG&A this quarter, how many basis points was that about?

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

10-29-08/7:30 a.m. CT

Confirmation # 1471266

Bret Wise: Well, what we had said was we thought the sales force and marketing-expansion plan for the last half of the year would be about a penny per share. We did start that hiring in the third quarter. Of course you know it’s not like turning on a light switch. You’ve got to go out and find those people, hire them, bring them in and train them. So I would say more of that impact will hit in the fourth quarter than will hit in the third quarter at this point.

Eric Lo: OK, great. Just a couple more questions. One of the reasons why U.S. growth was slow in Q2 was related to the delayed launch of the ATC handpiece. Can you comment on how that product has been doing, and how much of a benefit you think it had, to grow your Q3 numbers?

Bret Wise: Sure. Why don’t I let Chris Clark comment on that?

Chris Clark: Eric, we’re pleased at this point with the dentists’ reaction to ATC. We’ve had strong shipments, particularly in September, and the product really is gaining momentum out in the field. Yes, it really is the best of both worlds, if you will, in terms of offering the best of both air-driven and electric-driven platforms. At this point, we’re pleased with the momentum we have at this stage.

Eric Lo: You guys typically launch you know 25, 30 products a year. Do you guys plan to continue doing that over the next 12 to 18 months, or just slow down your product launches?

Bret Wise: Well, let me respond to that Eric, and then perhaps we should let someone else in the queue ask a question.

Our product launches have actually accelerated over the last couple of years. I think to-date this year we’ve launched 22 new products. So we’re probably going to get close to the high end of our range at 25 to 30. And we’ve been expanding our investment in R&D in our last several

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

10-29-08/7:30 a.m. CT

Confirmation # 1471266

budget cycles. I expect to do that again this year, which you know is all driven toward better solutions for the dentist, and we hope better innovations we can take to market. So I think that continues to be an area of heavy emphasis for us.

Eric Lo: Great. Thanks, guys. I’ll get back in queue.

Bret Wise: OK, Eric. Thanks.

Operator: And our next question is from Jon Wood of Banc of America Securities. Please go ahead.

Jon Wood: Thanks a lot. Thanks for letting me in the queue here.

Bret Wise: Good morning, Jon. How are you doing?

Jon Wood: Good morning. Bill, first on the balance sheet, the DSOs are flattish. Would you view it as reasonable that we model that metric up in the fourth quarter, or do you expect there’s some more room for improvement?

Bill Jellison: I don’t think you need to model it up in the fourth Q because generally we see a little bit of improvement in that period, but I think it’s realistic based on some of the economic realities in the world that it may have an impact.

Jon Wood: Secondarily, Bret, can you talk about the M&A environment? I think you were active in the acquisition market this quarter. Can you just describe how the pipeline has changed over the last few months, both in terms of size or opportunities as well as valuation?

Bret Wise: Sure. Let me expand on your comment first. We did actually acquire two companies this quarter. Both are in Europe. One is a sales and marketing organization for orthodontics in

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

10-29-08/7:30 a.m. CT

Confirmation # 1471266

Europe and the other is a start-up with some really good technology for precision-milled implant bridges. Although they’re both rather small from a revenue impact, I think they’re both important strategically.

Outside that we’re in discussions with numerous parties. I’d say the reaction to the financial crisis is significantly different depending on which party it is. Some people are trying to retrench and with a view that their results will be better if they just wait a year and then do a transaction. Others I think that are more concerned about liquidity, I think are more interested in continuing to pursue transactions. So there are a number of discussions going on. I don’t think that valuations have changed dramatically yet, although they seemed to have changed dramatically for the public companies. But for the private companies, I don’t think expectations have changed that dramatically, because like our business, the business feels about the same as it did before the crisis. It doesn’t feel dramatically different, although you know it’s a little bit slower, but not dramatically slower. I think there are still some good opportunities for us there. As I mentioned in my earlier comments, we’ve got about $600 million of immediate liquidity available to us, and of course we can get more if we needed to. So, we’re going to continue discussions and if they’re good deals for us to do, we’re going to do them.

Jon Wood: Going back to fx, have you bought options for 2009? Can you comment on the degree to which you are hedged for 2009 at this point?

Bill Jellison: We don’t make specific comments on some of those things, Jon. In general, because of where we’re manufacturing products, and we manufacture products all over the world including throughout the U.S., Europe, Latin America and even in Asia. So we’re selling products back and forth between our different entities, and that does provide for some natural hedges associated with that. Where we don’t have natural hedges we do selectively put in purchase price hedges from time to time between a couple different country locations. One of the other offsetting balances that we generally have is the net investment hedges. If you see U.S. and European

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

10-29-08/7:30 a.m. CT

Confirmation # 1471266

rates begin to narrow since the European rates are much higher today than the U.S. rates, that actually would also be an offsetting positive impact for us.

Jon Wood: What was the actual loss from the net investment hedge in the quarter? The interest-expense impact?

Bill Jellison: The bulk of the $5.7 million there, versus last year of $0.7 million, is both the exchange rate movement and the interest rate movement in the comparison to last year. So the bulk of that change would actually be from those net investment hedges.

Jon Wood: OK. Thanks a lot.

Bret Wise: All right. Thanks, Jon.

Operator: We’ll take our next question from Derek Leckow of Barrington Research. Please, go ahead.

Derek Leckow: Thank you. Good morning, everyone. Congratulations on a great quarter.

Bret Wise: Good morning, Derek, thanks.

Derek Leckow: Just looking at the operating margin here, you’re up 80 basis points in the quarter. That’s way above your long-term trends. I mean it’s safe to assume you’ve got some room there for the next year or two to invest more heavily in R&D for example, or what are you going to do with all the extra margin there?

Bret Wise: That’s a great question. I think, one, we’re very pleased with how we’ve done thus far this year. We’re going into the fourth quarter where we think we’ve got a pretty good chance for good margin expansion again, although currency movements kind of create some risks for that. As we

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

10-29-08/7:30 a.m. CT

Confirmation # 1471266

look at ’09, it’s a little early to predict just because we haven’t done our budgeting and our planning cycle yet, but we feel really good about this 30-to-50 basis points per year target that we’ve put out there, and at this early stage we would expect to be able to continue to perform in that range, absent some dramatic move in the business or in currencies.

Derek Leckow: And is the price increase something that would help you next quarter as well? Or how does that factor in?

Bret Wise: The price increases will help us next quarter. Although as we commented in our prepared remarks, there was some buying ahead of those price increases in Q3. So we probably won’t feel the full impact in Q4, but as we move into next year, of course, we will feel that impact. That will be a positive for us.

Derek Leckow: Were those price increases confined to any one area, or were they pretty broad across the consumables product areas?

Bret Wise: They were reasonably broad. They’re not uniform though, meaning some brands we can increase prices more than others. So, on average they were more than last year and I would say they affected most of those consumable lines, but not in all countries. It is primarily a European and U.S. phenomenon at this point.

Derek Leckow: All right. And then just one more question on the acquisitions here, using your own history as a guide, remember you’ve seen the internal growth rate slow. You said you probably expect it to slow by a percentage point or so. Acquisitions tend to become more important, or do they become more available because valuation should come down during a period of time like that as well? So, can you comment any further than you already have on acquisitions and the ability to finance acquisitions? You guys obviously have plenty of cash available. I just wanted to get a better sense of what we’ll see in 2009 growth from acquisitions.

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

10-29-08/7:30 a.m. CT

Confirmation # 1471266

Bret Wise: Yes. I think you know our view there continues to be that we’d like to be acquisitive in the market. The dental market is a very fragmented industry. And generally we see great synergy potential when we acquire companies in this market. Usually it’s an ability to help them grow faster through our network, but also levers their cost structure much better than they could do on their own. So, because of those synergies we can pay reasonable valuations for transactions. As you pointed out, we’ve got plenty of liquidity, and we’d be very interested in companies that come to market, although we’re not desperate to do deals. We’re going to do deals that are good for us.

Derek Leckow: So as far as valuations are concerned, are you actually seeing that? Are you seeing a discount out there, or what’s the biggest impediment, in your view, to doing deals?

Bret Wise: We see discounts only if the other party is at a level of desperation.

Derek Leckow: OK.

Bret Wise: Either they’re facing a liquidity crisis or generational change, and they don’t know how to deal with it. Desperation is too strong a word. We see people being more reasonable about price in those cases, but again, for most companies that are operating dental, although they’re not completely immune to the economic cycle, it just doesn’t hit them as hard as it would many other businesses in the broader business community. I don’t think that expectations from private companies have changed a whole lot unless they’re in one of those circumstances which drive them to really need a transaction now. That’s how we see it at this point.

Derek Leckow: OK. Let me stop there. Good luck.

Bret Wise: All right, Derek. Thanks.

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

10-29-08/7:30 a.m. CT

Confirmation # 1471266

Operator: We’ll now hear from David Veal of Morgan Stanley. Sir, your line is open.

David Veal: One thing you said that was fairly counter intuitive to me was that with the decline in your stock price, and the volatility in the market, you’ve actually decreased your share repurchases to support your banks. I mean it seems to me that with your stock price down 30 percent just in the last month or two, this would be the time you would be ramping up your share repurchase. I wonder if you could just reconcile that for me.

Bret Wise: Sure. In late September, or in mid-September, when the financial crisis hit, we saw a lot of financial names that we’d always viewed as rock solid, in trouble. We did have availability of our line, but the stock was still trading at that point at probably in the upper 30s, maybe even low 40s.

At that point we suspended our share repurchase program because we didn’t want to have to draw down our lines to do share repurchases at that point. And then, of course, we entered into our quiet period or our blackout period where we can’t buy shares. Now that period is going to expire three days after this announcement. And in our view, the financial markets have stabilized somewhat, certainly the commercial paper market is better than it was. I don’t think it’s back to where it was six months ago, but it’s better than it was. In our prepared remarks, David, was an indication that at these valuation levels we view it fairly compelling. We think the credit market has stabilized somewhat and we would expect to probably reinstitute that program here in the fourth quarter.

David Veal: OK. So, the message is you were sort of holding your breath for a couple of weeks there, but where we are today, you can see a path to be more aggressive?

Bret Wise: Yes, we can.

David Veal: OK, great. Thank you very much.

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

10-29-08/7:30 a.m. CT

Confirmation # 1471266

Bret Wise: OK.

Operator: Jeff Johnson with Robert Baird. Please, go ahead.

Jeff Johnson: Thank you. Good morning, guys.

Bret Wise: Good morning, Jeff.

Bill Jellison: Good morning.

Jeff Johnson: Hey a few things here if I could. Bret, just going back to your comments on organic-growth guidance for the year. If I do the math, can you just confirm three to five percent is where we should be looking for Q4?

Bret Wise: Yes. I think that there’s a chance that it could be in that range, except that the implications for us, or the things we’re looking at is where’s the market at today? Still pretty good demand, certainly positive growth although it’s a little bit difficult to tell how positive. Then we’ve got a couple headwinds. We’ve got the fact that we’re going to be out of the dental anesthetic market in the U.S. in the fourth quarter, it looks like completely out of that market, which could cost us up to three-quarters of a point of growth globally, on a global growth rate. We do believe, although it’s hard to tell with precision, that the dealers buying activity ahead of our price increase was heavier this year than last year, which would also indicate some sales from Q4 probably moved into Q3.

So, we did actually lower our internal growth guidance for the year. We were at five-and-a-half and six-and-a-half, and we lowered it to five and five-and-a-half, although we’re at 5.7 through

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

10-29-08/7:30 a.m. CT

Confirmation # 1471266

nine months. I think that’s indicative of those two issues I just commented on and the fact that we believe that we could be in the range you’re talking about for Q4.

Jeff Johnson: Yes, fair enough. I think in this environment we all expect a little slowing and that’s fine. I guess my question is, if we see a little slowing in Q4, you’ve got these couple issues, the anesthetic issue, the buy-forward issue that I think you’ll have to hurdle, as you get into 2009.

Trying to stay very qualitative, I know you don’t want to guide, but I would assume as those headwinds go away, but you potentially face maybe growing macro headwinds, it’s hard for me to imagine ’09 much below Q4 levels on an annual basis then.

Bret Wise: Yes. I know where you’re going with that. The way that I think about that is how we’ve seen the dental market react in previous economic slowdowns. It does tend to come off a point or two of the normal global growth rate, which is normally four-and-a-half to five, and if you come off a couple points you’re at two to three, or maybe three-and-a-half. I don’t think that’s an unreasonable assumption at this early point, if the economy stays as it is now, which looks pretty bleak, dentistry’s growth would slow, but remain growing, probably in those low single-digit ranges that we’re talking about.

Jeff Johnson: Yes, fair enough. And then you made a comment, Bret, on the guidance when you were discussing guidance, about the high end. Now was that the high end of your original guidance or the high end of where you are today with EPS guidance for the year?

And then Bill you made a comment about a potential two-to-three-penny impact due to some below-the-line noise there on the fourth quarter. Is that somewhat kind of in the guidance? Or how should we think about that?

Bret Wise: You know everything we commented on today is in our guidance, sure. My comment was that we started out the year, I think, at $1.83 to $1.88. Now we’re at $1.86 to $1.91. So, even at the

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

10-29-08/7:30 a.m. CT

Confirmation # 1471266

low end of our guidance, we’re at the high end of what we started with, and perhaps even above that, if we get to the high end of our own guidance. The comments we made are in the annual guidance that we’re giving you. And my earlier comment was that we’re pleased to be at or above the high end of where we were when we started the year.

Jeff Johnson: Yes. Fair enough. That’s how I thought I heard it.

And then Bill, I didn’t hear geography or a percentage of revenues by geography for the quarter. I know you did year-to-date, but that gets a little messy backing out. Could you give me the Q3 numbers?

Bill Jellison: Oh, yes. Hang on a second, Jeff. In the quarter itself, U.S. was about 41 percent of the total, Europe about 37 percent and then the rest of the world was the other 22 percent.

Jeff Johnson: 22 percent, great. And the last question, just as we think about M&A here in this environment, Bret, what’s your stomach, I guess, for a dilutive deal, if there were a techie deal out there, if there were an area you needed to get into, whether it’s digital impressions or anything else? How do you think about diluted deals as far as near term, and then the long-term benefits they could bring?

Bret Wise: Well, we’ve commented before that we would accept a mild dilution if it were for the right transaction, perhaps a good technology base or preeminent market position, but we would expect to be able to get that to neutral to accretive shortly thereafter.

So I think that’s still where we are. The point you raised about buying new technologies, particularly if they’re not quite ready for launch, is by definition dilutive for a time. We’ve done that before with new technologies and absorbed that dilution until we could get some new product

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

10-29-08/7:30 a.m. CT

Confirmation # 1471266

to market. We would have an appetite for that if it were good strategically and only had mild dilution.

Jeff Johnson: All right. Fair enough. Thanks guys, I appreciate it.

Bret Wise: OK. Thank you.

Operator: Our next question is from Greg Halter with Great Lakes Review.

Greg Halter: Good morning, guys.

Bret Wise: Hi, Greg.

Bill Jellison: Hi, Greg.

Greg Halter: I know you talked about the receivables and your days and so forth. I just wondered if you could comment on your bad-debt reserve and how your customers are looking in terms of payments and so forth on a go-forward basis, from what you can tell?

Bill Jellison: Sure. You know we actually took a pretty good look at that at the end of the third Q to decide, based on the environment, whether anything additional was needed. We felt that the reserve level was pretty good. We did actually have included in the third-quarter numbers about a 1.2 million euro additional bad-debt but it was in the numbers that we had. From an overall receivable perspective, we were very pleased at the 59 days, which is a little bit below last year’s level. Again, as we move forward, our general expectation is that we would actually improve typically. But, I think at this point in time we’re still comfortable with the days right now. As we continue to move forward, we’re obviously making sure that each of our different divisions are

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

10-29-08/7:30 a.m. CT

Confirmation # 1471266

taking a hard look at limits, and terms and everything else, just to make sure that we’re prudent in looking at that risk factor.

Greg Halter: OK. And I know you commented on the implant-side of things in terms of the growth there. I was just wondering if you think you’re still continuing to gain share from a lower base at least in the U.S., and what the prospects are in that business going forward.

Bret Wise: I think we’re pleased with the performance we had. Not all of our competitors have reported yet. Several of them have, which indicates we’re toward the up end or perhaps at the very top end of the larger implant companies’ organic sales growth ranges. In the U.S., of course, your comment is valid, that we had very small market share here. So, we view that as a good opportunity. I think the U.S. implant market itself is growing, probably low single digits right now.

I think we’re well-positioned there. We’ve got two great brands. We’ve got a great sales force and some good technologies coming out, both Q4 and then next year. So we feel pretty good about our prospects in that market.

Greg Halter: OK. Do you still expect your capital spending this year to be about 75 million? Any early thoughts for ’09, at least directionally up and down over that?

Bill Jellison: Yes. Right now that’s a reasonable level of expectation for this year in total. I’d say that as we move forward we would expect kind of a normal increase off of that base, at least at this point, but as I mentioned, we’re just going through our budget-review process over the next month-and-a-half here.

Greg Halter: OK, great. Thanks a lot.

Bret Wise: Thank you.

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

10-29-08/7:30 a.m. CT

Confirmation # 1471266

Operator: And again, Ladies and Gentlemen, that is star one if you have a question. We’ll take our next question from Larry Marsh, Barclays Capital. Please, go ahead.

Adam Poussard: Good morning. It’s Adam Poussard calling in for Larry. You mentioned Ortho growth, in the high single digits. How did that break down by region?

Bret Wise: It was actually pretty balanced this quarter. Ortho was high single digits in the world. I think it was high single digits in both the U.S. and in Europe, which are the primary markets, of course, that we’re in. I think it was a very balanced growth profile for us.

Adam Poussard: And then what about endo for the quarter?

Bret Wise: Endo I think worldwide was mid single-digit growth.

Adam Poussard: And I’m just curious on your small equipment. What would you characterize as the highest price point on some of those products? And what is the average?

Chris Clark: That’s a range of products. You’ve got everything from systems, Adam, that may sell up to $4,500 to $5,000 to the dentist and you’ve got individual hand pieces that will be lower than that. Small equipment for us is probably anything in that $500 to $5,000 range.

Adam Poussard: I guess on the upper end of that, that’s typically not financed by a dentist, right?

Chris Clark: Typically not. Typically, anything under $5,000, general rule of thumb, they’re going to put on their credit card.

Adam Poussard: Thanks a lot, guys.

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

10-29-08/7:30 a.m. CT

Confirmation # 1471266

Bret Wise: All right, thank you.

Operator: As there are no other questions in queue at this time, I’d like to turn the conference back over to Mr. Bret Wise, Chairman, Chief Executive Officer and President. Please go ahead, sir.

Bret Wise: Thank you again for joining us this morning and of course for your interest in DENTSPLY. We’re very pleased with our performance thus far in 2008, and believe we are very well positioned to round out a very good year again here in the fourth quarter. And we look forward to updating you on our progress for both the fourth quarter and our expectations for next year when we talk to you in early February. Thank you.

Operator: Ladies and Gentlemen, this concludes today’s DENTSPLY International conference call. Thanks for joining us and have a wonderful day. You may now disconnect.

END